Exhibit 3.16
BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A (Only one document may be corrected per certificate.)
TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1.  Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada
      Business Identification Number (NVID).

2.  Name of document with inaccuracy or defect.

3.  Filing date of document with inaccuracy or defect.

4.  Brief description of inaccuracy or defect.

5.  Correction of inaccuracy or defect.

6.  Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Seelos Therapeutics, Inc. Entity or Nevada Business Identification Number (NVID): C8119-1987

2. Document:	Name of document with inaccuracy or defect: Certificate of Amended & Restated Articles of Incorporation

3. Filing Date:	Filing date of the document which correction is being made: January 29, 1997

4. Description:	Description of the inaccuracy or defect: Section D of Article SIXTH incorrectly states the voting percentage required to remove a director of the corporation.

5. Correction:	Correction of the inaccuracy or defect: In Section D of Article SIXTH, the reference to "fifty percent (50%)" is hereby corrected to be "sixty-six and two-thirds percent (66-2/3%)".

6. Signature: (Required)	X /s/Raj Mehra, Ph.D. Signature	March 25, 2020 Date

This form must be accompanied by appropriate fees.	Page 1 of 1 Revised: 1/1/2019